UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2007

CAMBRIDGE DISPLAY TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000–51079	13-4085264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Cambridge Display Technology, Inc.

2020 Cambourne Business Park, Cambridge, CB23 6DW, United Kingdom

(Address of principal executive offices)

011-44-1954-713600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8–K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 1.01	Entry into Material Definitive Agreement

Merger Agreement

On July 31, 2007, Cambridge Display Technology, Inc. (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sumitomo Chemical Co., Ltd. (“Sumitomo”) and Rosy Future, Inc., a wholly owned subsidiary of Sumitomo (“Merger Sub”).

The Merger Agreement provides that, on the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Sumitomo. At the effective time and as a result of the merger, the Company’s stockholders will receive $12.00 in cash (without interest) for each share of the Company’s issued and outstanding common stock. All of the options to purchase Company common stock with an exercise price of less than $12.00 per share (whether or not vested) outstanding as of the effective time of the merger will be cancelled in exchange for a cash payment equal to the product of (1) the excess of $12.00 over the applicable option exercise price by (2) the number of shares subject to such option. All restricted stock units (whether or not vested) outstanding as of the effective time of the merger will be cancelled in exchange for a cash payment equal to the product of (1) $12.00 by (2) the number of shares subject to such restricted stock unit. Any remaining options with exercise prices at or above $12.00 will be cancelled. For certain options and restricted stock units issued to United Kingdom employees of the Company, award holder consent will be required to cancel the options or restricted stock units.

The Company has made representations, warranties and covenants in the Merger Agreement, including, among others, covenants (i) to carry on its business in the ordinary course and in substantially the same manner as previously conducted during the interim period between the execution of the Merger Agreement and consummation of the merger, (ii) not to engage in certain types of transactions during such period absent Sumitomo’s prior written consent (not to be unreasonably withheld), (iii) to cause a special meeting of Company common stockholders to be held to consider approval of the merger and the other transactions contemplated by the Merger Agreement, (iv) subject to certain exceptions, for its board of directors to recommend adoption and approval by Company common stockholders of the Merger Agreement and the transactions contemplated thereby, (v) not to solicit proposals relating to alternative business combination transactions, and (vi) subject to certain exceptions, involving unsolicited superior acquisition proposals, not to enter into discussions concerning, or provide confidential information in connection with, alternative business combination transactions.

Consummation of the merger is subject to customary closing conditions, including (i) approval of the Merger Agreement and the merger by Company common stockholders, (ii) the absence of any material adverse effect on the Company and (iii) the election of statutory appraisal rights by holders of no more than 10% of the Company’s common stock. Consummation of the merger is not conditioned on the receipt of financing by Sumitomo.

The Merger Agreement contains certain termination rights for both Sumitomo and the Company and further provides that, upon termination in specified circumstances, the Company may be required to pay to Sumitomo certain fees, as follows. If the (i) Company terminates the Merger Agreement in order to enter into a definitive, binding agreement with a third party for a superior offer, or (ii) Sumitomo terminates the Merger Agreement (A) because the Company’s board of directors changes, withdraws or otherwise modifies in a manner adverse to Sumitomo, its recommendation in favour of the merger, or approves or recommends a competing acquisition proposal, or fails to reaffirm its recommendation in favour of the merger upon Sumitomo’s request, or (B) due to breach by the Company of its representations, warranties, covenants and agreements in the Merger Agreement, such that the closing conditions would not be satisfied, and such breach is incurable, or if curable is not cured within 30 days of written notice being given, and within one year of termination the Company enters into (or consummates) a change of control transaction, or (C) because the Company or its directors, officers, employees, representatives or agents breach the Company’s non-solicitation obligations and within one year of termination the Company enters into (or consummates) a change of control transaction, the Company is required to pay Sumitomo a termination fee of $11.3 million.

In addition, the Company has agreed to reimburse Sumitomo for $5 million of its out-of-pocket expenses (of which $1 million would be payable on termination and $4 million plus 5% interest would be payable no later than 15 months after termination) if the Merger Agreement is terminated by Sumitomo because (i) the Company breaches any of its representations, warranties, covenants or agreements, such that the closing conditions would not be satisfied, and such breach is incurable or, if curable, it is not cured within thirty days of written notice; or (ii) the Company’s non-solicitation obligations are breached by us or any of the Company’s officers, directors, employees, representatives or agents.

Finally, the Company has agreed to reimburse Sumitomo for specified expenses actually incurred (not to exceed $8 million) if (i) the Merger Agreement is terminated by the mutual agreement of Sumitomo and us and within one year of the termination the Company enters into (or consummates) a change of control transaction; (ii) the Merger Agreement is terminated by either Sumitomo or us because the Merger fails to close by March 31, 2008 and within one year of the termination the Company enters into (or consummates) a change of control transaction; or (iii) the Merger Agreement is terminated by either Sumitomo or the Company because the Company’s stockholders vote against the transaction and within one year of the termination the Company enters into (or consummates) a change of control transaction.

The description of the Merger Agreement above does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The representations and warranties of each party set forth in the Merger Agreement have been made solely for the benefit of the other party to the Merger Agreement, and such representations and warranties should not be relied upon by any other person. In addition, the Company’s representations and warranties are qualified by materiality standards that may differ from what may be viewed as material by investors and information in disclosures made by the Company to Sumitomo in connection with signing the Merger Agreement.

Support Agreements

Concurrently with entering into the Merger Agreement, certain of the Company’s stockholders, including its principal stockholder and several management stockholders, entered into Support Agreements with Sumitomo and the Company, pursuant to which each of those stockholders severally agreed to vote all shares of Company common stock beneficially owned in favour of the merger and against competing transactions. In the aggregate, these stockholders beneficially own approximately 43% of the outstanding Company common stock. Each of the Support Agreements terminates upon the earlier of (i) the effective date of the merger or (ii) termination of the Merger Agreement pursuant to its terms (including if the Company terminates the Merger Agreement to accept a superior acquisition proposal). The description of the Support Agreements does not purport to be complete and is qualified in its entirety by the form of Support Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 8.01	OTHER EVENTS

On July 31, 2007, Sumitomo and the Company issued a joint press release announcing the execution of the Merger Agreement. A copy of the joint press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

The Company has agreed to file a proxy statement in connection with the proposed merger. The proxy statement will be mailed to the stockholders of the Company. Investors and the Company’s stockholders are urged to read carefully the proxy statement and other relevant materials when they become available because they will contain important information about the merger. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed by the Company with the SEC through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by the Company by contacting: Corporate Secretary, Cambridge Display Technology, Inc., c/o Cambridge Display Technology Limited, 2020 Cambourne Business Park, Cambridge, CB23 6DW, United Kingdom.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. A description of any interests that the Company’s executive officers and directors have in the Merger will be available in the proxy statement relating to the merger. Information regarding the Company’s directors and executive officers is contained in the Company’s proxy statement dated April 30, 2007, filed with the SEC.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c)	Exhibits.

Exhibit Number

2.1	Agreement and Plan of Merger, dated as of July 31, 2007, by and among Sumitomo Chemical Co., Ltd, Rosy Future, Inc. and Cambridge Display Technology, Inc.*

10.1	Support Agreement, dated as of July 31, 2007, by and among Sumitomo Chemical CV., Ltd., Cambridge Display Technology, Inc. and the several stockholders of Cambridge Display Technology, Inc. named therein.

99.1	Joint press release of Cambridge Display Technology, Inc. and Sumitomo Chemical Co., Ltd.

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. Cambridge Display Technology, Inc. agrees to furnish a copy of any omitted schedules to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 31, 2007	CAMBRIDGE DISPLAY TECHNOLOGY, INC.

	By:	/s/ Michael Black
	Name:	Michael Black
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit Number

2.1	Agreement and Plan of Merger, dated as of July 31, 2007, by and among Sumitomo Chemical Co., Ltd., Rosy Future, Inc. and Cambridge Display Technology, Inc.*

10.1	Support Agreement, dated as of July 31, 2007, by and among Sumitomo Chemical Co., Ltd., Cambridge Display Technology, Inc. and the several stockholders of Cambridge Display Technology, Inc. named therein.

99.1	Joint press release of Cambridge Display Technology, Inc. and Sumitomo Chemical Co., Ltd.

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. Cambridge Display Technology, Inc. agrees to furnish a copy of any omitted schedules to the SEC upon request.